Exhibit 5.1

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA • ASIA PACIFIC • EUROPE

May 25, 2023

United Airlines Holdings, Inc.

233 South Wacker Drive

Chicago, IL 60606

Re:	2,200,000 Shares of Common Stock, $0.01 par value per share, and the Associated Series A Junior Participating Serial Preferred Stock Purchase Rights

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by United Airlines Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,200,000 shares of Common Stock, $0.01 par value per share (the “Registered Shares”), of the Company, together with the Series A Junior Participating Serial Preferred Stock Purchase Rights (the “Rights”) associated therewith, which may be issued under the United Airlines Holdings, Inc. Amended and Restated 2021 Incentive Compensation Plan, as amended (the “Plan”). The terms of the Rights are set forth in the Tax Benefits Preservation Plan, dated as of December 4, 2020, as amended January 21, 2021 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as Rights Agent.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Rights Agreement, the Plan, the resolutions adopted by the board of directors of the Company (the “Board”) relating to the Registration Statement and the Plan and the proposal adopted by the stockholders of the Company relating to the Plan at the Company’s 2023 Annual Meeting of Stockholders. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

United Airlines Holdings, Inc.

May 25, 2023

Based on the foregoing, we are of the opinion that:

1. Each Registered Share that is newly issued pursuant to the Plan will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and delivered in accordance with the Plan; and (iii) certificates representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof), all in accordance with the Plan.

2. The Right associated with each Registered Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act; (ii) such associated Registered Share shall have been duly issued as set forth in paragraph 1 above; and (iii) such Right shall have been duly issued in accordance with the terms of the Rights Agreement.

In rendering the opinion in paragraph 2 above, we have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. Such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Such opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Registered Shares, and not any particular provision of the Rights or the Rights Agreement. We note that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

United Airlines Holdings, Inc.

May 25, 2023

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP
Sidley Austin LLP